Exhibit 10.1

SHARED SERVICES AGREEMENT

THIS SHARED SERVICES AGREEMENT (this “Agreement”) is entered into as of December 4, 2015, by and between Walker Innovation Inc., a Delaware corporation (“Walker Innovation”) and Flexible Travel Company LLC, a Delaware limited liability company (“Flexible Travel”).

WHEREAS, Walker Innovation is willing to provide certain services to Flexible Travel as set forth herein until such time as Flexible Travel has sufficient organizational resources internally with respect thereto, and

WHEREAS, one of the founding investors in Flexible Travel has agreed to issue to Walker Innovation a warrant to purchase a portion of the limited liability company interests owned by such investor, resulting in Walker Innovation becoming entitled to participate in any appreciation in the business and prospects of Flexible Travel, and

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                  Walker Innovation Services.

(a)                Walker Innovation shall provide the services indicated on Schedule A attached hereto to Flexible Travel for the hourly fixed fees set forth opposite the respective services on such Schedule A. Walker Innovation and Flexible Travel acknowledge that it is impracticable to describe on such Schedule A the exact nature of and all details relating to the services intended to be provided by Walker Innovation to Flexible Travel under this Agreement. Walker Innovation and Flexible Travel agree that the intent of this Section 1 is that Walker Innovation provide to Flexible Travel the services described generally on the attached Schedule A in the same manner as Walker Innovation currently provides such services within its own business organization. Walker Innovation and Flexible Travel shall cooperate with each other in good faith to determine the details concerning, and the exact means of providing, the services referred to on Schedule A attached hereto, which shall be rendered upon the written request of the Chief Executive Officer of Flexible Travel to the Chief Financial Officer of Walker Innovation in a manner and in such detail which shall enable the timely performance thereof. Walker Innovation and Flexible Travel may add services or delete services or modify or amend such Schedule A from time to time by mutual written agreement.

(b)              Flexible Travel shall pay Walker Innovation monthly for the services described on Schedule A attached hereto, for each respective service or component thereof, based on the rates set forth on such Schedule A. Walker Innovation shall invoice Flexible Travel monthly for the fees for the services provided under this Agreement, and Flexible Travel shall pay such invoices within thirty (30) days after receipt of the invoice.

2.                  Walker Innovation Level of Services.

(a)                Walker Innovation shall use the same degree of care in providing services under this Agreement as it uses in providing similar services within its own business organization.

(b)               In no event shall Walker Innovation be liable for (i) any error or omission in rendering such services, or defect in the services rendered, except to the extent such error, omission or defect is attributable to the gross negligence or willful misconduct of Walker Innovation or (ii) any indirect, special, consequential or punitive damages of any kind whatsoever (including lost profits), even if Walker Innovation has been advised of the likelihood of such loss or damage and regardless of the form of action.

(c)                Walker Innovation shall be excused from its obligation to provide any services under this Agreement in the event and to the extent that its ability to provide such services is delayed or prevented by law or by any circumstances beyond its control, such as fire, flood, epidemic, act of God, labor dispute or civil disturbance.

3.                  Term and termination.

(a)                This Agreement shall terminate upon the second anniversary of the date first written above, unless extended pursuant to the approval of the Audit Committee of Walker Innovation.

(b)               Either Walker Innovation or Flexible Travel shall have the right to terminate this Agreement, as follows:

(i)                 upon written notice thereof to the other party, if:

(A)             the other party has breached any material obligation under this Agreement and has not cured such breach within fifteen (15) days after delivery by the non-breaching party to the breaching party of written notice describing such breach; or

(B)              the other party shall become the subject of a voluntary or involuntary petition under federal or state bankruptcy or similar laws; or

(ii)               upon sixty (60) days’ prior written notice of such termination to the other party.

(c)                Unless otherwise set forth on Schedule A attached hereto, Flexible Travel or Walker Innovation shall have the right to terminate the provision by Walker Innovation of any services indicated on such Schedule A by delivery of thirty (30) days’ prior written notice of such termination to the other party or, in the case of Walker Innovation, immediately in the event the Audit Committee of Walker Innovation shall have determined that in light of the obligations owed by the individuals performing such services to Walker Innovation, the continued performance of such services will conflict with or materially interfere with such obligations.

4.                  Confidentiality. The parties agree that certain information supplied by each to the other during the provision of services under this Agreement may be proprietary or confidential. Any such information that is marked or otherwise reasonably identified by the providing party as proprietary or confidential shall be held in confidence by the receiving party and shall be used only for the purposes intended. The restrictions of this Section 4 shall not apply to information that: (a) the receiving party can demonstrate was obtained by the receiving party, without restrictions on use or disclosure, from a third party free to disclose it without obligation to the disclosing party; (b) is or becomes publicly known, through no wrongful act of the receiving party; (c) the receiving party can demonstrate was developed independently by such party without reference to proprietary or confidential information received hereunder; or (d) is lawfully required to be disclosed to any governmental agency or is otherwise required to be disclosed by law; provided that, before making such disclosure, the receiving party shall give the disclosing party a reasonable opportunity to interpose an objection and/or take action to ensure confidential handling of such information. The obligations of this Section 4 shall survive any termination of this Agreement.

5.                  Indemnification. Flexible Travel shall indemnify, defend and hold harmless Walker Innovation, its affiliates and their respective directors, officers, employees, agents and representatives from and against any and all claims, actions, demands, judgments, losses, liabilities, damages, costs, expenses and fees (including reasonable attorneys’ fees and the cost of enforcing this indemnity) (collectively, “Losses”) arising out of or resulting from the performance of the services covered by this Agreement or any breach by Flexible Travel of any provision of this Agreement; provided however, that no such indemnification shall extend to any Losses which shall have been finally established by judicial determination not subject to further appeal to have arisen from the gross negligence or willful misconduct of Walker Innovation.

6.                  Relationship Between the Parties. The employees, agents or representatives of either party to this Agreement shall not be deemed employees, agents or representatives of the other party, except as otherwise set forth in a written agreement between the parties.

7.                  Miscellaneous

(a)                This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Neither this Agreement nor the rights or obligations of the parties hereunder may be assigned, subleased or transferred (by operation of law or otherwise) by either party without the express written consent of the other party, which consent shall not be unreasonably withheld.

(b)               Nothing in this Agreement shall be construed to limit the lawful remedies available to either party in the event of breach of any provision of this Agreement, the provisions of which may be enforced by any right or remedy available at law or in equity.

(c)                All notices, requests, consents, instructions and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent as follows:

(i)	If to Walker Innovation:

Walker Innovation Inc.

Two High Ridge Park

Stamford, CT 06905

Attn: General Counsel

(ii)	If to Flexible Travel:

Flexible Travel Company, Inc.

Two High Ridge Park

Stamford, CT 06905

Attn: Chief Executive Officer

or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith.

(d)               This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

(e)                This Agreement may be modified or amended only by the mutual written agreement of Walker Innovation and Flexible Travel.

(f)                This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable. Each of the parties (i) submits to the exclusive jurisdiction of any state or federal court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) waives any claim of inconvenient forum or other challenge to venue in such court, (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (v) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each party hereto agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 7(c); provided, that nothing in this Section 7(f) shall affect the right of any party hereto to serve such summons, complaint or other initial pleading in any other manner permitted by applicable law.

IN WITNESS WHEREOF, the parties have caused this Shared Services Agreement to be executed as of the date first written above.

WALKER INNOVATION INC.

By: /s/ Jonathan Ellenthal

Name: Jonathan Ellenthal

Title: Chief Executive Officer

FLEXIBLE TRAVEL COMPANY, LLC

By: JSW Partners, LLC, Sole Member

By:  /s/ Jay Walker

Name: Jay Walker

Title: Manager

Schedule A

Walker Innovation Schedule of Services

Description of Services	Hourly Charge
Strategic Planning and Marketing Services	$210, not to exceed 100 hours per month without approval of Walker Innovation Audit Committee
• Contract Drafting, Negotiations and other Legal Support	$185, not to exceed 55 hours per month without approval of Walker Innovation Audit Committee
• General Legal Services (Paralegal)	$ 45, not to exceed 55 hours per month without approval of Walker Innovation Audit Committee
• Strategic Finance Support	$175, not to exceed 55 hours per month without approval of Walker Innovation Audit Committee
• General Bookkeeping Support	$ 65, not to exceed 55 hours per month without approval of Walker Innovation Audit Committee
• Human Resource/Recruiting Support	$105, not to exceed 150 hours per month without approval of Walker Innovation Audit Committee
• Computer Maintenance and Services	Pricing available upon request, not to exceed 55 hours per month without approval of Walker Innovation Audit Committee
• Equipment Rental	Pricing available upon request, not to exceed 55 hours per month without approval of Walker Innovation Audit Committee
• Office Services	Pricing available upon request, not to exceed 55 hours per month without approval of Walker Innovation Audit Committee
• Office and Computer Supplies	Pricing available upon request, not to exceed 55 hours per month without approval of Walker Innovation Audit Committee
• Postage & Delivery	Pricing available upon request, not to exceed 55 hours per month without approval of Walker Innovation Audit Committee
• Office Space and Utilities	Pricing available upon request, not to exceed 55 hours per month without approval of Walker Innovation Audit Committee

Hourly Fees

Hourly fees payable by Flexible Travel to Walker Innovation for each of the above-listed services reflect an amount approximately equal to Walker Innovation’s cost of providing such service. Any service requiring the retention of external advisors such as audit-related or legal shall first require the written approval of Flexible Travel’s Chief Executive Officer and then be billed directly to Flexible Travel.